                                                                    EXHIBIT 10.2
                                    AGREEMENT

            THIS AGREEMENT (this "Agreement") is made, entered into and effective as of September 2, 2004 (the "Effective Date"), by and between PVC Container Corporation (the "Company"), located at 401 Industrial Way West, Eatontown, New Jersey 07724 and Phillip L. Friedman ("Executive"), residing at 12 Laird Road, Middletown, New Jersey 07748.

                                   WITNESSETH:

            WHEREAS, Executive is currently employed by the Company as President and Chief Executive Officer and is a member of the Board of Directors of the Company (the "Board");

            WHEREAS, it has been determined to be in both parties' interests for Executive to voluntarily resign as President and Chief Executive Officer as of the Effective Date;

            WHEREAS, effective on December 31, 2004, (the "Retirement Date"), Executive will resign as an employee of the Company;

            WHEREAS, from the Effective Date until the Retirement Date (the "Working Period"), Executive will continue as an employee of the Company and thereafter will serve as a consultant to the Company as provided herein;

            WHEREAS, following the Effective Date, Executive will remain as a member of the Board and will commence serving as the Chairman of the Board as provided in this Agreement;

            WHEREAS, the Company accepts Executive's resignation as President and Chief Executive Officer as of the Effective Date;

            WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with his retirement and resignation from employment with the Company; and

            WHEREAS, the Company and Executive wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Executive's retirement and resignation from his employment with the Company.

            NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

1. Employment During Working Period. The Company agrees to continue the employment of Executive during the Working Period and, during such time, Executive will devote his best efforts and skill to the duties required of him by the Company. During the Working Period, the Company shall continue to pay the Executive's cash base salary, less applicable withholdings, in installments pursuant to the Company's normal and customary payroll practices. During the Working Period, Executive will be entitled to participate on the same basis as other executives of the Company, in those benefits (including insurance, vacation, and other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

2.    Retirement and Resignation.

      (a) Executive hereby resigns, effective on the Effective Date from his position as President and Chief Executive Officer of the Company. Executive hereby further resigns (other than as Chairman of the Board of the Company), effective as of the Effective Date, from (i) all offices of any entity that is a parent of, a subsidiary of, or is otherwise related to or affiliated with, the Company; (ii) all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to, the Company; and (iii) any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise insofar as Executive is serving in the directorship, office, or position of such entity at the request of the Company. The Company hereby consents to and accepts said resignations.

      (b) Executive will resign, effective on the day after the Retirement Date, his employment with the Company. The Company will consent to and accept such resignation.

      (c) Following the Effective Date, Executive shall remain a member of the Board. He shall become the Chairman of the Board as of the Effective Date and shall remain as Chairman of the Board through June 30, 2005. The Company shall cause Executive to be nominated as a member of the Board for all periods following June 30, 2005, so long as Executive continues to own at least fifty percent (50%) of the shares of the Company's common stock that he owns on the date of this Agreement.

3. Consulting Period. Following the Retirement Date, Executive will be available as a consultant to the Company until June 30, 2005 (the "Term of Consulting"). During the Term of Consulting, Executive shall act as a consultant to the Company and shall provide and perform such reasonable consulting services in connection with the business activities formerly carried on by the Company as may be determined from time to time by the Chief Executive Officer of the Company or the Board. During the Term of Consulting, Executive agrees that he shall be available to serve on an as-needed basis, at a rate of $1,500 per day; provided, however, for two
      (2) days per month, Executive agrees to provide such consulting services to the Company without charge to the Company.

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

4. Compensation and Benefits. Subject to the conditions hereof, the Company and Executive agree to the following:

      (a) Bonus. In consideration of Executive's performance during the fiscal year ending June 30, 2004, Executive will be entitled to receive a bonus in amount equal to $50,000, which bonus shall be paid to Executive no later than September 30, 2004.

      (b) Severance Compensation. As severance compensation, the Company shall pay Executive an amount equal to $710,000. One-half of such amount ($355,000) shall be paid to Executive on December 30, 2004 and the other half of such amount ($355,000) shall be paid to Executive on the later of (i) the day following the end of the Revocation Period (as defined below), provided that Executive has signed the Release Agreement (as defined below) and (ii) June 29, 2005.

      (c)   Stock Options.

            (i) Executive has certain stock options that were granted to Executive prior to the Effective Date (the "Stock Options"). Except as otherwise provided in this paragraph 4(c), Executive's eligibility to exercise such Stock Options is governed and will continue to be governed by the terms and conditions of the Company's 1996 Stock Option Plan (the "Plan") and the agreements previously entered into between the Company and Executive with respect to such Stock Options. Notwithstanding the foregoing and except as provided in paragraph 6 of this Agreement, Executive shall have until the earlier of (A) January 15, 2007 (the "Stock Option Expiration Date") or (B) the expiration date of such Stock Option (as identified in the agreement evidencing such Stock Option) to exercise or forfeit the vested Stock Options, and the Plan and each agreement evidencing any such Stock Option is hereby amended accordingly.

            (ii) Executive agrees and acknowledges that (i) due to the extension of the post-termination exercise period relating to his outstanding Stock Options as provided above, such Stock Options will become non-qualified stock options under Section 422 of the Internal Revenue Code of 1986, as amended; (ii) he is ineligible for any other stock options, grants or awards; and (iii) he forfeits upon the Retirement Date any rights in or to any other stock option grants, including, without limitation, any right to vest after the Retirement Date in any stock options that are not already vested as of the Retirement Date.

      (d) Medical Coverage. Following the Retirement Date, Executive and his spouse shall be allowed to continue as a plan participant in the Company's group health plan (medical, dental and vision coverage) for the remainder of their respective lives, on the same basis that Executive is currently participating in such plans (e.g., Executive will be responsible for payment of twenty-five percent (25%) of the total premiums paid to the insurer in connection with such insurance coverage). If and to the extent that any benefit described in this paragraph 4(d) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay, or provide for the payment of, such benefits to Executive and Executive's spouse. Notwithstanding the provisions of this paragraph 4(d), the Company's obligation to provide medical coverage pursuant to this paragraph 4(d) shall be suspended during the time that Executive and his spouse are covered under another employer's plan, and upon the Executive and his spouse ceasing to be eligible under any such plan, the Company's obligations under this paragraph 4(d) shall be reinstated automatically on notice to the Company.

      (e) 401(k) Plan. As of the Retirement Date, Executive's participation in the Company's 401(k) Plan will cease, and Executive's account will be valued as of that date. Executive may elect to leave the money in his 401(k) Plan in accordance with the 401(k) Plan's provisions.

      (f) Split Dollar Life Insurance. The Company will continue to pay the premiums attributable to the Executive's Split-Dollar Life Insurance Policy until June 30, 2005, and on that date the Company shall be entitled to any cash surrender value of such policy. Following June 30, 2005, Executive will have the right to continue the policy, but the Company will have no obligation to pay any portion of the premiums.

      (g) Automobile. Through June 30, 2005, the Company shall continue to make the lease payments, and shall reimburse Executive for all maintenance and insurance expenses incurred, on Executive's automobile. Following June 30, 2005, Executive shall have the option to assume the lease at his own expense.

      (h) Business Expenses. The Company will reimburse Executive for any reasonable business expenses incurred by Executive prior to the Retirement Date and during the Consulting Period, that are reimbursable pursuant to the Company's expense reimbursement policies. The Company shall also reimburse Executive for business expenses related to Executive's service as a director, in accordance with the policies applicable to all directors of the Company.

      (i) Accrued Salary. Executive shall be paid in accordance with the Company's normal payroll cycle any base salary amount earned but unpaid as of the Retirement Date.

      (j) Professional Fees. The Company shall be responsible for the payment of Executive's legal fees and costs (and related disbursements) incurred in connection with Executive's retirement and resignation and all matters relating to the negotiation and execution of the releases and all other matters covered by this Agreement, in an amount not to exceed $5,000.

      (k) Withholding. The Company shall withhold such amounts from the payments described herein as are required by applicable tax or other law.

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      (l)   Release. Executive and the Company agree that following the
            Retirement Date, they shall sign and return the Release Agreement, attached to this Agreement as Exhibit A (the "Release Agreement"), and Executive shall not revoke such Release Agreement in the time provided therein (the "Revocation Period").

      (m) Executive's Death. In the event of Executive's death prior to the payment of benefits under paragraphs 4(a) and 4(b), the Company shall pay such benefits (regardless of whether Executive has signed the Release Agreement), at the time they would otherwise be paid, to Executive's estate.

5.    Confidential Information.

      (a) Executive acknowledges and agrees that in the performance of his duties as an officer and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Such Confidential Information is more fully described in subparagraph (b) of this paragraph 5. Executive acknowledges that the Confidential Information of the Company gained by Executive during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

      (b) Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Executive may have acquired such Confidential Information. Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Executive of confidential or proprietary or trade secret information after the termination of Executive's employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

      (c) Executive will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

      (d) Executive further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Executive generally known to the public or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive's obligations under this paragraph 5 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under general legal or equitable principles or statutes.

      (e) Notwithstanding the other provisions of this paragraph 5, this paragraph 5 shall not be deemed to prevent Executive, in connection with any subsequent employment of Executive in a business that is similar to that of the Company's, from using information learned by him during the course of his performing his duties at the Company; provided, however, that for a period of six (6) months following the Retirement Date, Executive will not disclose or use any pricing information of the Company.

6.    Non-Competition.

      (a) Covenants Following Termination. Until the earlier of (A) the Stock Option Expiration Date; and (B) the date on which Executive voluntarily forfeits all rights to and under his Stock Options, Executive will not:

            (i) enter into or engage in any business which competes with the Company's business within the United States;

            (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company's business within the United States;

            (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the United States, or attempt to do so; or

            (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the United States.

      (b) Indirect Competition. For the purposes of paragraph 6(a), but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive's own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which

            Executive or Executive's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

      (c) The Company. For purposes of this paragraph 6, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company .

      (d) The Company's Business. For the purposes of paragraphs 6(a), the Company's business is defined to be the manufacture and sale of plastic bottles and containers, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily suitable for any such described products and services.

      (e) Violation. If it shall be judicially determined that Executive has violated any of Executive's obligations under paragraph 6(a), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. In addition, upon any violation by Executive of his obligations under paragraph 6(a), the Stock Options shall, without further action, terminate.

      (f) Non-Solicitation. For a period of one (1) year following the Retirement Date, Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its subsidiaries, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its subsidiaries, affiliated or related companies; provided, however, that this paragraph 6(f) shall not apply to Executive's solicitation of any immediate family members of Executive.

      (g) Reasonableness. Executive acknowledges that Executive's obligations under this paragraph 6 are reasonable in the context of the nature of the Company's business and the competitive injuries likely to be sustained by the Company if Executive was to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

7.    Disclosure.

      (a) Executive will communicate the contents of paragraphs 5, 6, 8 and 10 of this Agreement to any person, firm, association, or corporation other than the

            Company which he intends to be employed by, associated in business with, or represent.

      (b) Executive shall take no action with respect to the Company's Shares that is in violation of the federal securities laws.

8.    Continued Availability and Cooperation.

      (a) Executive shall cooperate fully with the Company, the Company's counsel and the Company's insurer in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive's employment by the Company. This cooperation by Executive shall include, but not be limited to:

            (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

            (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

            (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding;
                  and

            (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

      (b) In connection with such cooperation, Executive shall (i) be entitled to payment by the Company of the lesser of (A) $1,500 per day and
            (B) the actual income lost by Executive, if any, for providing such cooperation; and (ii) be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation. The Company shall reasonably endeavor to schedule the need for such cooperation at times not conflicting with the reasonable requirements of any employer of Executive, or with the requirements of any third party with whom Executive has a business relationship permitted hereunder that provides remuneration to Executive. Executive shall not unreasonably withhold his availability for such cooperation.

9.    Successors and Binding Agreement.

      (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

      (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

      (c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs (a) and (b) of this paragraph 9.

      (d) This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in subparagraphs (a) and (b) of this paragraph 9, no third party shall have any rights hereunder.

10.   Non-Disclosure; Statements to Third Parties.

      (a) Except as otherwise provided in paragraph 7 and except to potential employers if required in connection with future employment of Executive, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Executive's spouse and (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be disclosed and described as well as filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

      (b) Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Executive nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Executive further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this subparagraph 10(b), the "Company" shall mean the Company and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

11. Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Chief Executive Officer) at its principal executive offices and to Executive at his principal residence, as set forth in the preamble to this Agreement, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

13. Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements (including the employment agreement between the Company and Executive unless this Agreement is revoked), covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

14. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of New York. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of New York, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

17. Captions and Paragraph Headings. Captions and Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

18. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                             PVC CONTAINER CORPORATION

                                             By: /s/ Jeffrey Shapiro
                                                 -------------------------------
                                             Name:  Jeffrey Shapiro
                                             Title: Chief Financial Officer

                                             /s/ Phillip L. Friedman
                                             -----------------------------------
                                             EXECUTIVE - PHILLIP L. FRIEDMAN

                                    EXHIBIT A

                                RELEASE AGREEMENT

      This Release Agreement (this "Release Agreement") is made, entered into and effective as of __________________, by and between PVC Container Corporation (the "Company") and Phillip L. Friedman ("Executive"). In consideration of the promises and agreements contained in the Severance Agreement, dated as of September 2, 2004, between Executive and the Company (the "Agreement"), the parties agree as follows:

1. Executive for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses and forever discharges the Company from any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under the Agreement and (y) Executive's rights of indemnification by the Company, if any, pursuant to the Company's certificate of incorporation or by-laws, any agreement between the Company and Executive or any insurance policy or other existing rights to indemnification), against the Company ("claims"), including but not limited to:

      (a) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive's past employment or service with the Company; and (B) Executive's retirement and resignation as President and Chief Executive Officer of the Company;

      (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and New Jersey's civil rights statute(s);

      (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

      (d) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his retirement and resignation; provided that he shall remain entitled to the amounts and benefits described in paragraph 4 of the Agreement.

2. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under the Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company to the extent provided in this Release Agreement. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

3.    Executive further understands and acknowledges that:

      (a) The release provided for in this Release Agreement, including claims under the ADEA to and including the date of this Release Agreement, is in exchange for the additional consideration provided for in the Agreement, to which consideration he was not heretofore entitled;

      (b) He has been advised by the Company to consult with legal counsel prior to executing the Agreement and this Release Agreement, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release Agreement, and enters into this Release Agreement freely, voluntarily and intending to be bound;

      (c) He has been given a period of twenty-one days to review and consider the terms of this Release Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

      (d) He may, within seven days after execution, revoke this Release Agreement. Revocation shall be made by delivering a written notice of revocation to the Chief Executive Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Executive Officer at the Company no later than the close of business on the seventh day after Executive executes this Release Agreement. If Executive does exercise his right to revoke this Release Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Executive as set forth in paragraph 4 of the Agreement.

4. Executive and the Company acknowledge that his retirement and resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment.

5. For purposes of the above provisions of this Release Agreement, the "Company" shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

6. The Company hereby releases, dismisses, and forever discharges Executive, his successors, assigns, heirs, executors, and administrators from any and all claims, demands, damages, suits, actions and/or causes of action of any kind and every description, which the Company now has or may have had for, upon or by reason of any cause against Executive. This release shall not however, apply to the obligations of

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

      Executive arising under the Agreement and shall not apply to any claims, demands, damages, suits, actions and/or causes of action in connection with any violation by Executive of the U.S. securities laws.

                         [SIGNATURES ON FOLLOWING PAGE]

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

            IN WITNESS WHEREOF, the parties have executed and delivered this Release Agreement as of the date first set forth above.

                                             PVC CONTAINER CORPORATION

                                             By:
                                             -----------------------
                                             Name:
                                             Title:



                                                     -----------------------
                                             EXECUTIVE - PHILLIP L. FRIEDMAN

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